Exhibit 99.1

FOR IMMEDIATE RELEASE

March 24, 2021	NYSE American – REI

RING ENERGY ANNOUNCES CHANGES IN
COMPANY LEADERSHIP

Travis Thomas Promoted to Chief Financial Officer

The Woodlands, TX – March 24, 2021 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) announced that Travis Thomas will be promoted, effective today, from his current position as Vice President of Finance to Chief Financial Officer (“CFO”) of the Company, and will be based in the newly relocated Woodlands Texas headquarters. Randy Broaddrick, who has served the Company as CFO since its reverse merger with Stanford Energy in 2012, will remain in the Tulsa, OK area to spend more time with his family, pursue other interests, and will continue in a supportive role to the Company as needed. Mr. Broaddrick’s departure is not related to any issues regarding strategy, financial disclosures, accounting or legal matters, or any disagreements with management or the Board.

Paul McKinney, Chairman and Chief Executive Officer, commented, “We want to thank Randy for his extensive contributions and dedication to Ring since its inception nine years ago. He has been instrumental in our success and growth and we truly appreciate his financial leadership. We wish Randy the very best in all his future endeavors. I also want to congratulate Travis on his promotion to an executive role and know that he will be a great addition to our leadership team. His extensive financial experience will benefit the Company as we look forward to achieving our strategic goals of delivering profitable growth and value for our shareholders.”

About Travis Thomas

Travis Thomas has 16 years of financial leadership experience and 11 years in the energy industry at both public and private companies. Prior to joining Ring in October 2020, he served as the Chief Accounting Officer at Paradox Resources, LLC where he was responsible for all financial affairs of the company. Mr. Thomas received a BBA with a major in Finance from the McCombs School of Business at the University of Texas at Austin and is a member of several industry organizations including the Petroleum Accountant Society of Houston and the Houston Energy Finance Group.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

David A. Fowler, Investor Relations

Ring Energy, Inc.

Office: 432-682-7464

dfowler@ringenergy.com